SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made this 9th day of June 2021 between John Wiley & Sons (“Company”), on behalf of itself and its predecessors, parents, successors, divisions, assigns, affiliates and subsidiaries and you, Matthew Kissner, your heirs, executors, administrators, successors and assigns (“You” or “Employee”).

When signed by you, this Agreement will confirm the terms of your separation from the Company and this Agreement will constitute a release of all claims.

You have been employed by Wiley as Group Executive Vice President and based out of the Company’s Hoboken, New Jersey Corporate Headquarters.  You have notified the Company of your intention to retire from service with the Company.  Since your employment relationship with Wiley is ending, the Company has offered you benefits as set forth in this Agreement, certain of which are greater than what You are entitled to otherwise receive, and You have decided to accept the Company’s offer.

In consideration of the monies, mutual promises, mutual covenants and terms contained in this Agreement, the parties agree as follows:

1.
Last day of Employment: Your last day of active employment with the Company will be June 30, 2021 and your employment with the Company will terminate on that date (“Separation Date”). You will be eligible to be treated under all benefit and equity programs as a “retiree.”

2.
Transition Responsibilities: This separation package is predicated on your compliance with the terms of this Agreement, including its Release provisions and your agreeing to carry out your responsibilities satisfactorily and ensure a smooth transition of all projects through your last day of employment.

3.
Consideration: In exchange for the promises and releases in this Agreement, and provided you do not revoke the Agreement as permitted in Section 8 below, the Company will provide you with the following benefits and payments:

A.
Wiley Executive Annual Incentive Plan: You will be eligible to receive a FY2021 payment under the Wiley Executive Annual Incentive Plan (“EAIP”).  The FY2021 EAIP incentive payment will be based on your personal performance and actual business results in accordance with the EAIP.  You will be notified of the amount of such incentive payment, if any, in July 2021. The terms and conditions of the Plan shall apply to such payment, including that the amount of the payment shall be determined by Wiley in its sole discretion.  For the avoidance of doubt, you will not be entitled to any EAIP or incentive payment for FY2022.

B.	Equity Awards: Per the terms of your employment letter, dated February 5, 2019, the Executive Compensation and Development Committee of the Board of Directors has approved the following:
•
Executive Long Term Incentive Plan (“ELTIP”):  You will be eligible to receive full participation in the performance share units for the FY20-22 and FY21-23 performance cycles.  Payout for the performance share units will be made based on achievement of financial goals, at the end of those cycles.

•	Accelerated vesting of the restricted share units that would have otherwise vested through April 2023. This vesting will be six months following your Separation Date.

Your UBS One Source account will remain active following your termination date.  You should ensure that UBS has a personal email address for you by contacting the UBS call center at (866) 592-7678, or by signing onto your One Source account at https://www.ubs.com/onesource/jwa.

C.
You will not be entitled to any other compensation or benefits not provided in this Agreement.  You understand, acknowledge and agree that the payment of benefits described in this Agreement, including payments and benefits described in Paragraph 3(A) through 3(B) herein, are conditioned upon your execution of this Agreement.  You acknowledge and agrees that the sums and benefits to be provided under the terms of the Agreement are, in significant and substantial part, in addition to those benefits to which Employee is otherwise entitled.  You may revoke this Agreement within seven (7) days after signing it by giving written notice to the Company.  To be effective, this revocation must be received by the close of business on the 7th calendar day after you signs the Agreement.  If you revoke this Agreement you understands that you will not receive the benefits that are conditioned upon your execution of the Agreement.  This Agreement will not become effective or enforceable unless and until the seven (7)-day revocation period has expired without you revoking it.

4.
Deferred Compensation Plan: Under the terms of the Deferred Compensation Plan your termination will be considered Separation of Service due to Retirement.  The Deferred Compensation benefit is subject to a six-month delay and your first distribution will be made no less than seven (7) months following your Separation Date and payments will be made according to your plan elections.

5.
Complete Release and Waiver of Claims: You are aware of your legal rights concerning your employment with the Company.  In exchange for the promises and payments of the Company set forth in paragraph 2, and other consideration as provided herein, to which you otherwise would not be entitled, you agree to irrevocably and unconditionally release (i.e. give up) any and all claims you may now have against the Company and you agree not to sue the Company and any currently or previously-affiliated companies, parent companies, successors or predecessors, and their officers, directors, agents and employees (collectively, the “Releasees”), arising out of the employment relationship between you and the Company (“the “Release’).

A.
This Release includes any and all past and present claims, demands, obligations, actions, causes of action, damages, costs, debts, liabilities, expenses and compensation of any nature whatsoever, whether known or unknown, foreseen or unforeseen, suspected or unsuspected that you as Releasor had, now have or in the future may or could have against Releasees, including but not limited to those arising under any and all applicable laws, in connection with any rights, claims in law or equity for wrongful or abusive discharge, whistleblowing, discriminatory, or retaliatory treatment under any local, state or federal law, including but not limited to, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, (“ADEA”), the Civil Rights Acts of 1866, 1964 and 1991, the Employee Retirement Income Security Act of 1974, the Older Worker Benefits Protection Act of 1990, the Worker Adjustment Retraining and Notification Act, the Americans with Disabilities Act, the Fair Labor Standards Act, The New Jersey Law Against Discrimination, The New Jersey Conscientious Employee Protection Act California Fair Employment and Housing Act, the New Jersey Wage and Hour Law, Colorado Anti-Discrimination Act, Florida Civil Rights Act, Illinois Human Rights Act, Indiana Civil Rights Law, Massachusetts Fair Employment Practices Law, the New York State Human Rights Law, the New York City Human Rights Law, the Worker Adjustment and Retraining Notification Act, the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act, or any other federal, state, or local statute, law, ordinance, or regulation that may be legally waived; any claims for personal injury, defamation, mental anguish, breach of contract, injury to health and personal reputation and any other claim of any nature whatsoever relating to or in connection with your employment with John Wiley & Sons, Inc. or its subsidiaries, the termination of your employment, rights, payments and benefits under any employment arrangements, or agreements, any qualified or nonqualified plans, vacation pay, health and other benefits except as otherwise provided you in this Agreement, and excluding any claims by you to enforce your rights under this Agreement. The provisions of any law that provide in substance that a release shall not extend to unknown or unsuspected claims at the time of execution of this release are, to the extent permitted by law, hereby waived.

B.
Specific Release of Age Discrimination Claims: You understand and agree that, among other possible rights or claims herein waived or released by you, (i) you are, in particular, waiving rights and claims for age discrimination, including claims under state, federal law, and those based on Age Discrimination in Employment Act (“ADEA”) in exchange for the payments and other consideration described above that are not otherwise due you: and (ii) you are not waiving rights or claims for age discrimination that may arise after the effective date of this Agreement.

C.
Nothing in this Release and Agreement shall preclude you from brining a charge or suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act, as amended by the Older Worker’s Benefit Protection Act.

D.
You acknowledge and agree that by virtue of the foregoing, you have waived any relief available for yourself (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement. Therefore, you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

E.
Nothing in this Agreement shall be a waiver of: (i) any claim for failure to provide vested benefits under an employee benefit plan sponsored by Company, to which you are legally entitled, if any; (ii) claims for enforcement of this Agreement; (iii) claims that may arise after the Effective Date of this Agreement; or (iv) any claims that cannot be waived by law; or (v) your right to file a charge with or participate in or provide information in connection with any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission, Securities and Exchange Commission (SEC) or other government agency or self-regulatory body, subject to the limitations in sub-paragraph (D) above.

F.
Covenant Not To Sue Company.  You shall not file any suit, claim or complaint in a court of law against Releasees arising out of, or relating to, your employment with Company, or employment decisions made by Company.  Employee and Company acknowledge and agree that this covenant not to file any suit, claim or complaint is an essential and material part of this Agreement and that without its inclusion, this Agreement would not have been reached by the parties.

6.
Acknowledgements:  You acknowledge that you have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled as of the Effective Date of this Agreement and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as provided in this Agreement.  You furthermore affirm that you have no known workplace injuries or occupational diseases.  Employee and Company expressly consent that this Agreement shall be given full force and effect according to each and all of its terms and provisions.

7.	Obligations
A.	Confidentiality:

•
This Agreement to be Kept Confidential: You understand that this Agreement is unique to you and that you shall keep the facts, terms and existence of this Agreement confidential and you will not disclose them to any third parties. You may disclose the terms of this Agreement to your personal attorney and a financial advisor, and with your immediate family members as necessary or as otherwise required by law. This Section does not in any way restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. You shall promptly provide written notice of any such order to the Company’s legal department at legal@wiley.com.

•
Continuing Confidentiality Obligation: You acknowledge that during the course of employment with the Company, you were privy to certain confidential information which was communicated to you verbally or in writing, relating to the Company, its businesses, its customers, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, hardware designs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans, business plans and information, products, current and potential business partners, customers or other third parties (collectively, “Third Parties”), or other information which is not known to the public, and which may include material developed by you in the course of your employment. You acknowledge that all such information is and shall be deemed to be “Confidential Information” belonging to the Company or Third Parties. You agree to protect such Confidential Information from disclosure with the same degree of care that you normally use to protect your own confidential information, but not less than reasonable care, shall not divulge any such Confidential Information to anyone and shall not make use of the same without prior written consent of the Company. All Confidential Information is and shall remain the property of the Company (or the applicable Third Party), and you shall not acquire any rights therein.

B.
Non-Competition and Non- Solicitation:  In consideration of the payments set forth in paragraph 3, other consideration as provided herein and other good and valuable consideration, to which you otherwise would not be entitled, you again represent and agree that you will comply with the following terms and conditions:

For a period of one year from September 30, 2021, you agree that you shall not directly or indirectly render services in a role or position with duties and responsibilities similar to the position currently held with Wiley for any company or individual that competes with Wiley without first notifying and obtaining consent from Wiley’s General Counsel, which shall not be unduly withheld; provided, however, that it shall not be a violation hereof for you to own and manage the interests held by you prior to your employment with Wiley as separately previously disclosed to Wiley or to have beneficial ownership of less than 1% of the outstanding amount of any class of securities listed on a national or foreign securities exchange or an inter-dealer quotation system; and

For a period of one year from September 30, 2021, you agree that you shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of Wiley or any affiliate to leave the employ of Wiley or such affiliate, or in any way interfere with the relationship between Wiley or any affiliate and any employee thereof; (ii) hire any person who was an employee of Wiley or any affiliate at any time during your employment with Wiley; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Wiley or any affiliate to cease doing business with Wiley or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and Wiley or any affiliate (including, without limitation, making any negative statements or communications about Wiley or its affiliates).
The provisions of this paragraph (7) shall survive termination or expiration of this Agreement.

8.
Acknowledgment of Receipt of Agreement/Revocation: You acknowledge receiving this Agreement on the date indicated above, and that you have twenty-one (21) days from that date to consider the terms of this Agreement.  You understand that if you do not sign this agreement by the end of the twenty-one (21) day period it will become null and void. You further acknowledge that: (a) you took advantage of this period to consider this Agreement before signing it; (b) you have carefully read this Agreement, and each of its provisions; (c) if you initially did not think any representation you are making in this Agreement were true, or if you initially were uncomfortable making it, you resolved all of your doubts and concerns before signing this Agreement; (d) you fully understands what the Agreement, and each of its provisions, means; and (e) you are entering into the Agreement, and each of its provisions, knowingly and voluntarily.  This Agreement is revocable by you for seven (7) days after it is signed by you. This Agreement shall not be effective or enforceable until the period for revocation has expired. If revoked, such notice of revocation shall be submitted by you, in writing, to me no later than the close of business on the seventh (7th) day following the date you originally sign this Agreement.

9.
Taxes: All withholding taxes and other payroll taxes will be deducted from all payments due you under this Agreement. Any and all taxes that may be due by you as a result of payments made to you hereunder shall be your responsibility.

10.
Section 409A: To the extent that You otherwise would be entitled to any payment (whether pursuant to this Agreement or otherwise) during the six months beginning June 30, 2021, that would be subject to the additional tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the Code”), (x) the payment shall not be made to You during such six month period and instead shall be made to a trust in compliance with Revenue Procedure 92-64 (the “Rabbi Trust”) and (y) the payment, together with any investment earnings realized by the Rabbi Trust, shall be paid to you on the earlier of July 31, 2020 or Your death or “Disability” (as defined in Section 409A(2)(C) of the Code).  Similarly, to the extent that You otherwise would be entitled to any benefit (other than a payment) during the six months beginning on June 30, 2021, that would be subject to additional tax under Section 409A of the Code, the benefit shall be delayed and shall begin being provided (together, if applicable, with an adjustment to compensate You) on the earlier of June 30, 2021, or Your Death or Disability.

11.
Return of Company Property: You are responsible for returning all property belonging to the Company by your last day worked, except that you shall be entitled to retain your Company issued laptop and cell phone provided: (i) you permit the Company to wipe both devices of Confidential Company data and information; and (ii) you are solely responsible for any license and/or usage fees.

12.	References: It is agreed that with respect to inquiries or requests for references by past, present or prospective employers, the Company will provide dates of employment, title and salary.

13.	Unemployment Benefits: You may apply for unemployment benefits. The decision to grant compensation is determined by the unemployment office.

14.
Entire Agreement: This Agreement sets forth your full and complete rights, payments and benefits and represents the entire agreement between the parties, superseding all other agreements and commitments whether oral or written. You acknowledge that you are not relying upon any representations or statements, written or oral, made by or on behalf of the Company not set forth herein.

15.
Applicable Law: This Agreement shall be construed in accordance with New York law without regard to such State’s conflict of law rules. Any dispute arising from or related to this Agreement shall be brought exclusively before the courts located in the State and County of New York.

16.
Non-Admission: Nothing in this Agreement is intended to be nor shall be deemed to be an admission of liability by any party, or an admission of the existence of any facts upon which liability could be based.

17.
Your Right to Consult with an Attorney: You acknowledge that you have been advised of your right to consult with an attorney prior to signing this Agreement and that sufficient opportunity has been made available to you to consult with an attorney.

18.
Voluntary and Knowing Action: You acknowledge that you have read this document, and that you understand its meaning. You acknowledge that you agree to the terms of this Agreement and Release knowingly, voluntarily and with full knowledge of its implications.

The parties hereto confirm agreement by the signatures shown below.

John Wiley & Sons, Inc.

/s/ Matthew Kissner	By: /s/ Danielle McMahan
Matthew Kissner	Danielle McMahan
EVP and Chief People Officer

June 11, 2021	June 11, 2021
Date	Date